Exhibit 8.1

November 19, 2014

MarkWest Energy Partners, L.P.

1515 Arapahoe Street, Tower 1, Suite 1600

Denver, Colorado 80202-2137

RE:         MarkWest Energy Partners, L.P. Registration Statements on Form S-3

Ladies and Gentlemen:

We have acted as counsel for MarkWest Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the offer and sale by the Partnership and by the selling unitholder named in the Registration Statements (as defined below) of common units representing limited partner interests in the Partnership. We have also participated in the preparation of a Prospectus Supplement dated on or about the date hereof (the “Prospectus Supplement”) and the Prospectuses dated January 29, 2013 and November 19, 2014 (each a “Prospectus” and together, the “Prospectuses”), forming part of the Registration Statement on Form S-3, No. 333-186011 and the Registration Statement on Form S-3, No. 333-199280, respectively (the “Registration Statements”).

This opinion is based on various facts and assumptions, and is conditioned upon certain representations made by the Partnership as to factual matters through a certificate of an officer of the Partnership (the “Officer’s Certificate”). In addition, this opinion is based upon the factual representations of the Partnership concerning its business, properties and governing documents as set forth in the Registration Statements.

In our capacity as counsel to the Partnership, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. For the purpose of our opinion, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents or in the Officer’s Certificate. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification.

We hereby confirm that all statements of legal conclusions contained in the discussion in each Prospectus under the caption “Material Tax Consequences,” as updated by the discussion in the Prospectus Supplement under the caption “Material Tax Consequences,” constitute the opinion of Vinson & Elkins L.L.P. with respect to the matters set forth therein as of the effective date of each Registration Statement, subject to the assumptions, qualifications, and limitations set forth therein. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations described above, including in the Registration Statements and the Officer’s Certificate, may affect the conclusions stated herein.

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2300 Houston, TX 77002 Tel 713.758.2222 Fax 713.758.2346 www.velaw.com

No opinion is expressed as to any matter not discussed in the Prospectuses under the caption “Material Tax Consequences” or in the Prospectus Supplement under the caption “Material Tax Consequences.” We are opining herein only as to the federal income tax matters described above, and we express no opinion with respect to the applicability to, or the effect on, any transaction of other federal laws, foreign laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

This opinion is rendered to you as of the effective date of the Registration Statements, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is furnished to you, and is for your use in connection with the transactions set forth in the Registration Statements. This opinion may not be relied upon by you for any other purpose or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent. However, this opinion may be relied upon by you and by persons entitled to rely on it pursuant to applicable provisions of federal securities law, including persons purchasing common units pursuant to the Registration Statements.

We hereby consent to the filing of this opinion of counsel as Exhibit 8.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statements and to the reference to our firm in the Registration Statements. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.

Vinson & Elkins L.L.P.